Exhibit n.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-effective Amendment No. 2 to Registration Statement No. 333-166302 of Full Circle Capital Corporation on Form N-2 of our report for Full Circle Partners L.P. and Full Circle Fund Ltd. on the Special Purpose Schedule of Investments to be Acquired by Full Circle Capital Corporation dated May 25, 2010, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the caption “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
August 5, 2010